Exhibit 99.1

Contact:     Flow Investor Relations

253-813-3286

FLOW INTERNATIONAL ANNOUNCES FISCAL

2007 FIRST HALF RESULTS

Global Revenues up 16% and Net Income up 360%

in the First Half of Fiscal 2007

KENT, Wash., February 2, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, today reported results for the six months ended October 31, 2006. For comparison purposes, fiscal 2007 first and second quarter financial schedules are also included at the end of this press release. On February 1, the Company filed with the Securities and Exchange Commission its Form 10-Qs for the quarters ended July 31 and October 31, 2006, bringing Flow back into compliance with the SEC’s filing requirements.

For the six months ended October 31, 2006, Flow reported an increase in consolidated sales of 16% to $107.8 million. Net income was $4.8 million, or $0.13 basic and diluted earnings per share. Results for the six months included a loss on the sale of discontinued operations of $726,000 related to the settlement of a working capital dispute with the purchaser of the Company’s Avure business. Income from continuing operations for the six months ended October 31, 2006, was $5.5 million, $0.15 basic and diluted earnings per share. Earnings included approximately $1.5 million in costs related to the investigation in Asia.

By comparison, for the first six months ended October 31, 2005, Flow reported consolidated sales of $92.7 million and net income of $1.0 million or $0.03 basic and diluted earnings per share. Net Income was impacted by the gain on sale of the garnet distribution business, the loss on the sale of Avure and the fair value adjustment on warrants issued, totaling a net reduction of approximately $2.5 million. Income from continuing operations for the six months ended October 31, 2005 was $1.2 million or $0.04 basic and $0.03 diluted earnings per share.

“We’ve had six months of strong growth, with sales up 16% despite the significant internal resources diverted to complete the four-month investigation in Asia,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “With strength in standard waterjet markets and flash memory markets, as with job shops and metal fabricators, the widespread global demand for our waterjets and the underlying pump technology continues unabated across an increasingly diverse range of industries. We continue to add bench-strength at the executive level and throughout our organization to ensure that we have the resources to manage our growth.”

Operations Review

For the fiscal 2007 six months, compared to the prior-year six months:

•	System sales grew 20% to $79.0 million, representing 73% of revenues, on strength in waterjet sales in all regions and sales of large aerospace systems. Growth in the quarter ended October 31, 2006, was impacted by the previously announced cancellation of work on two large aerospace systems. The Company expects this cancellation will limit growth in aerospace sales in the third quarter as well.

•	Revenues from aftermarket consumables grew 7% to $28.8 million, as the Company continues to increase system sales and thereby expand its installed base of customers in need of parts. In addition, the Company continues to benefit from its Flowparts.com customer-care website, which has seen steady growth amongst new and repeat customers in the two years since its inception, prompting the launch of Flowparts.com/Europe in fiscal 2006.

•	North America Waterjet sales increased 19% to $61.6 million during the six months, with shapecutting sales benefiting from orders following the bi-annual IMTS trade show in September, and the introduction of new products capable of serving even more diverse segments of the marketplace. For instance, in late fiscal 2006, Flow introduced the Stonecrafter™, a system specifically designed for the stone and tile industry, as well as a new 87,000 HyperPressure™ psi pump which significantly increases cutting speeds over the 60,000 psi currently in use in the industry.

•	Six-month sales in Asia increased 17% to $15.5 million on strong sales in the semiconductor industry, ongoing expansion of the standard shapecutting business, and strong aftermarket sales. Results were affected by the investigation in Asia and the related departure of three employees. The Company expects results in the second half of the year to continue to be adversely affected.

•	Other International Waterjets sales, which consist primarily of sales to Europe and South America, increased 31% to $22.6 million, on strong demand for Flow’s shapecutting systems amidst a weak U.S. Dollar relative to the Euro. The Company has made meaningful investment in its European sales and marketing efforts to continue to boost sales across Europe and the Middle East.

•	Revenues in the Applications segment, which represents sales of automation and robotic waterjet cutting cells and non-waterjet systems primarily to the North American automotive market, decreased 23% to $8.2 million, due to the ongoing softness in the automotive industry and the impact of strategically repositioning the business which included closing and relocating he Wixom facility to the Burlington, Ontario facility in September 2005. Flow recently received three orders from the U.S. Army supplier for the Company’s first ground transportation composite cutting cell, to be used on Army Humvee parts.

Conference Call

Flow plans to hold a conference call on Friday, February 2 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss these results. The conference call may be heard by dialing 1-303-262-2139. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11082935. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “may,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the January 30, 2007 Flow International Corporation Form 10-K/A filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that the global product demand will continue unabated, that the Company will continue to add bench strength, that the Company expects cancellation of work on two aerospace systems to affect sales in the third quarter, that the Company expects results in the second half of the year to be affected by the Asia investigation and that investments in European sales and marketing will continue to boost sales. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation

Consolidated Statement of Income

(Unaudited)

Dollars in thousands, except per share data	Three months ended October 31,			Six months ended October 31,
	2006	2005	% Change	2006	2005	% Change
Sales	$54,404	$50,685	7%	$107,814	$92,671	16%
Cost of sales	30,792	28,351	9%	61,171	52,404	17%

Gross margin	23,612	22,334	6%	46,643	40,267	16%

Operating expenses:
Marketing	10,563	7,873	34%	20,160	15,449	30%
Research and engineering	2,339	1,692	38%	4,633	3,570	30%
General and administrative	8,982	7,135	26%	16,002	13,350	20%
Restructuring	—	487	NM	—	585	NM
Gain on Barton Sale	—	(2,500)	NM	—	(2,500)	NM

Operating expenses	21,884	14,687	49%	40,795	30,454	34%

Operating income	1,728	7,647	-77%	5,848	9,813	-40%
Interest expense, net	107	(437)	NM	201	(1,363)	NM
Fair Value Adjustment on Warrants Issued	—	(4,157)	NM	—	(4,835)	NM
Other (expense) income, net	399	528	-24%	1,025	(579)	NM

Income before provision for income taxes	2,234	3,581	NM	7,074	3,036	NM
Provision for income taxes	(492)	(1,232)	-60%	(1,564)	(1,815)	-14%

Income from continuing operations	1,742	2,349	-26%	5,510	1,221	351%
(Loss) income from discontinued operations, net of tax	—	(184)	NM	—	966	NM
Loss on sale of discontinued operations, net of tax	—	(1,147)	NM	(726)	(1,147)	-37%

Net income	$1,742	$1,018	NM	$4,784	$1,040	NM

Income per share:
Basic from continuing operations	$0.05	$0.07	NM	$0.15	$0.04	NM
Diluted from continuing operations	$0.05	$0.07	NM	$0.15	$0.03	NM
Basic net income	$0.05	$0.03	NM	$0.13	$0.03	NM
Diluted net income	$0.05	$0.03	NM	$0.13	$0.03	NM

Weighted average shares outstanding (000):
Basic	37,194	34,597		37,134	34,448
Diluted	37,879	36,137		37,887	36,065

NM = not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands	Three months ended October 31,			Six months ended October 31,
	2006	2005	% Change	2006	2005	% Change
Divisional revenue breakdown:
Flow Waterjet Systems:
Systems	$39,703	$36,950	7%	$79,048	$65,671	20%
Consumable parts and services	14,701	13,735	7%	28,766	27,000	7%

Total	$54,404	$50,685	7%	$107,814	$92,671	16%

Segment revenue breakdown:
North America Waterjet	$30,079	$28,644	5%	$61,588	$51,571	19%
Asia Waterjet	8,133	7,468	9%	15,489	13,236	17%
Other International Waterjet	11,943	8,789	36%	22,584	17,242	31%
Applications	4,249	5,784	-27%	8,153	10,622	-23%

	$54,404	$50,685	7%	$107,814	$92,671	16%

Depreciation and amortization expense	$707	$1,172	-40%	$1,413	$2,337	-40%

Capital spending	$1,768	$361	NM	$2,853	$880	NM

Flow International Corporation

Selected Balance Sheet Data

Dollars in thousands	October 31, 2006	April 30, 2006 (restated)	% Change
Cash	$32,648	$36,186	-10%
Receivables, net	27,462	34,193	-20%
Inventories	28,155	22,775	24%
Total debt	6,261	7,021	-11%

Flow International Corporation

Consolidated Statement of Income

(Unaudited)

Dollars in thousands, except per share data	Three months ended July 31,
	2006	2005	% Change
Sales	$53,410	$41,986	27%
Cost of sales	30,378	24,053	26%

Gross margin	23,032	17,933	28%

Operating expenses:
Sales and marketing	9,597	7,576	27%
Research and engineering	2,294	1,878	22%
General and administrative	7,020	6,215	13%
Restructuring	—	98	NM

Operating expenses	18,911	15,767	20%

Operating income	4,121	2,166	90%
Interest income (expense), net	94	(926)	NM
Fair Value Adjustment on Warrants Issued	—	(678)	-100%
Other income (expense), net	625	(1,107)	NM

Income (loss) before taxes	4,840	(545)	NM
Income tax provision	(1,072)	(583)	84%

Income (loss) from continuing operations	3,768	(1,128)	NM
Discontinued operations, net of tax	(726)	1,150	NM

Net income	$3,042	$22	NM

Net income (loss) per share:
Basic from continuing operations	$0.10	$(0.03)	NM
Diluted from continuing operations	$0.10	$(0.03)	NM
Basic	$0.08	$0.00	NM
Diluted	$0.08	$0.00	NM

Weighted average shares outstanding (000):
Basic	37,075	34,299
Diluted	37,877	34,299

NM = not meaningful